Exhibit 23.8

Consent of Mine and Quarry Engineering Services, Inc.

We hereby consent to the reference to the technical report entitled “Technical Report—Preliminary Economic Assessment—Montanore Project—Montana, USA” dated February 3, 2011 (the “Report”) relating to Mines Management, Inc.’s (the “Company”) Montanore Project, portions of which were prepared by us in our capacity as an independent consultant to the Company, which is set forth in the proxy statement/prospectus constituting a part of this Registration Statement of Hecla Mining Company.

We also consent to being referenced under the caption “Experts” in the proxy statement/prospectus.

Dated this 28th day of June, 2016

Mine and Quarry Engineering Services, Inc.

/s/ Christopher Kaye
Name: Christopher Kaye
Title: President